Exhibit 10.1

AGREEMENT AND PLAN OF REORGANIZATION

by and between

INSERT THERAPEUTICS, INC.

and

CALANDO PHARMACEUTICALS INC.

Dated as of January 14, 2007

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TABLE OF CONTENTS

(CONTINUED)

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TABLE OF CONTENTS

(CONTINUED)

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EXHIBITS & SCHEDULES

Exhibits:

Exhibit A	Existing Calando Certificate
Exhibit B	Existing Insert Certificate
Exhibit C	Certificate of Merger
Exhibit D	Insert Amended and Restated Investors’ Rights Agreement
Exhibit E	Restated Calando Certificate
Exhibit F	Restated Insert Certificate
Exhibit G	Calando Financing Termination Agreement
Exhibit H	Insert Financing Termination Agreement
Exhibit I	Warrant Amendment Agreement
Exhibit J	FIRPTA Certificate
Exhibit K	Amended Capital Agreement

Schedules:

Schedule 2.5(a)	Directors of Surviving Corporation
Schedule 2.5(b)	Officers of Surviving Corporation
Schedule 2.6(a)*	Merger Consideration
Schedule 2.6(b)	List of Outstanding Calando Stock Options
Schedule 6.2(c)	Insert Third Party Consents
Schedule 6.3(b)	Calando Third Party Consents

*	To be delivered two (2) Business Days prior to the Effective Time

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is dated as of January 14, 2008, between INSERT THERAPEUTICS, INC., a Delaware corporation (“Insert”), and CALANDO PHARMACEUTICALS INC., a Delaware corporation (“Calando”). Each of Calando and Insert is a “Party” and together, the “Parties.”

RECITALS:

WHEREAS, the respective Boards of Directors of Calando and Insert have approved and declared advisable this Agreement, including the merger of Calando with and into Insert (the “Merger”), upon the terms and subject to the conditions set forth herein; and the Board of Directors of Calando and Insert have directed that this Agreement be submitted to the owners of all of the outstanding capital stock of Calando and Insert, respectively, for approval and adoption;

WHEREAS, pursuant to the Merger, among other things, the shares of Calando common stock, $0.0001 par value (“Calando Common Stock”), and Calando Stock Options (as defined below) outstanding as of the Effective Time of the Merger and after giving effect to the Calando Recapitalization (as defined below), shall be converted into the right to receive the Merger Consideration (as defined below) upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Calando has determined that it will seek the approval of a majority of the holders of outstanding shares of Calando Common Stock that are disinterested with respect to Insert (the “Disinterested Calando Stockholders”);

WHEREAS, for federal income tax purposes, Calando and Insert intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368(a) of the Code;

WHEREAS, in connection with the Merger, Calando has agreed to amend and restate the Calando Certificate of Incorporation attached hereto as Exhibit A (the “Existing Calando Certificate”) in order to modify the Calando capital structure as provided therein (the “Calando Recapitalization”);

WHEREAS, in connection with the Merger, Insert has agreed to amend and restate the Insert Certificate of Incorporation attached hereto as Exhibit B (the “Existing Insert Certificate”) in order (i) increase the capital stock of Insert and (ii) modify the Insert capital structure as provided therein (the “Insert Recapitalization”); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. The following capitalized terms as used herein shall have the meanings ascribed to them in this Article I:

“Acquisition Proposal” has such meaning as set forth in Section 5.3.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Agreement” has such meaning as set forth in the preamble to this Agreement.

“Amended Capital Agreement” has such meaning as set forth in Section 6.3(h).

“Arrowhead” means Arrowhead Research Corporation, a Delaware corporation.

“Calando” has such meaning as set forth in the preamble to this Agreement.

“Calando Common Stock” has such meaning as set forth in the Recitals hereof.

“Calando Financial Statements” has such meaning as set forth in Section 4.14.

“Calando Financing Termination Agreement” has such meaning as set forth in Section 5.14(a).

“Calando Financing Agreements” means (i) that certain Amended and Restated Voting Agreement, dated as of March 31, 2006, by and among Calando, Arrowhead, and certain other parties, (ii) that certain Right of First Refusal and Co-Sale Agreement, dated as of March 31, 2006, by and among Calando, Arrowhead and certain other parties, and (iii) the Existing Calando Investors’ Rights Agreement, collectively.

“Calando Interim Financial Statements” has such meaning as set forth in Section 4.14.

“Calando Licensed Intellectual Property” has such meaning as set forth in Section 5.2(d).

“Calando Material License” has such meaning as set forth in Section 5.2(d).

“Calando Option Plan” has such meaning as set forth in Section 2.6(b)(i).

“Calando Owned Intellectual Property” has such meaning as set forth in Section 5.2(d).

“Calando Preferred Stock” means the preferred stock of Calando, par value $0.0001 per share.

“Calando Recapitalization” has such meaning as set forth in the Recitals hereof.

“Calando Schedule of Exceptions” means that certain document of even date herewith and delivered by Calando to Insert on the date hereof which refers to the representations and warranties in this Agreement and is designated therein as the Calando Schedule of Exceptions.

“Calando Series A Preferred Stock” has such meaning as set forth in Section 4.2(a)(i).

“Calando Stock Options” has such meaning as set forth in Section 2.6(b)(i).

“Certificate of Merger” has such meaning as set forth in Section 2.2.

“Certificates” has such meaning as set forth in Section 2.7(a).

“CGCL” means the California General Corporate Law, as amended.

“Closing” has such meaning as set forth in Section 2.2.

“Closing Date” has such meaning as set forth in Section 2.2.

“Code” has such meaning as set forth in the Recitals hereof.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disinterested Calando Stockholders” has such meaning as set forth in the Recitals hereof.

“Dissenting Shares” has such meaning as set forth in Section 2.8(a).

“Dissenting Calando Shares” has such meaning as set forth in Section 2.8(a).

“Dissenting Insert Shares” has such meaning as set forth in Section 2.8(a).

“Effective Time” has such meaning as set forth in Section 2.2.

“Employee Plan” with respect to any entity or group of entities means each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to by an entity and, with respect to any such plans which are subject to Section 401(a) of the Code, an ERISA Affiliate, for the benefit of any Person who performs or who has performed services for the entity or with respect to which the entity or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

“Exchange Ratio” has such meaning as set forth in Section 2.6(a).

“Existing Calando Certificate” has such meaning as set forth in the Recitals hereof.

“Existing Calando Investors’ Rights Agreement” has such meaning as set forth in Section 4.2(a)(iii).

“Existing Insert Certificate” has such meaning as set forth in the Recitals hereof.

“Existing Insert Investors’ Rights Agreement” has such meaning as set forth in Section 3.2(a)(iii).

“FIRPTA” has such meaning as set forth in Section 6.3(g).

“FIRPTA Certificate” has such meaning as set forth in Section 6.3(g).

“GAAP” has such meaning as set forth in Section 3.13.

“Governmental Body” and “Government Bodies” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Information Statement” has such meaning as set forth in Section 3.23.

“Insert” has such meaning as set forth in the preamble to this Agreement.

“Insert Amended and Restated Investors’ Rights Agreement” has such meaning as set forth in Section 3.2(a)(iii).

“Insert Common Stock” means the shares of Insert common stock, $0.0001 par value.

“Insert Financing Agreements” means (i) that certain Voting Agreement, dated as of June 4, 2004, by and among Insert, Arrowhead, California Institute of Technology and certain other parties, (ii) that certain Right of First Refusal and Co-Sale Agreement, dated as of June 4, 2004, by and among Insert, Arrowhead, California Institute of Technology and certain other parties, and (iii) the Existing Insert Investors’ Rights Agreement, collectively.

“Insert Financial Statements” has such meaning as set forth in Section 3.13.

“Insert Financing Termination Agreement” has such meaning as set forth in Section 5.14(b).

“Insert Interim Financial Statements” has such meaning as set forth in Section 3.13.

“Insert Licensed Intellectual Property” has such meaning as set forth in Section 5.1(d).

“Insert Material License” has such meaning as set forth in Section 5.1(d).

“Insert Option Plan” has such meaning as set forth in Section 3.2(a)(iii).

“Insert Owned Intellectual Property” has such meaning as set forth in Section 5.1(d).

“Insert Preferred Stock” means the preferred stock of Insert, par value $0.0001 per share.

“Insert Recapitalization” has such meaning as set forth in the Recitals hereof.

“Insert Schedule of Exceptions” means that certain document of even date herewith and delivered by Insert to Calando on the date hereof which refers to the representations and warranties in this Agreement and is designated therein as the Insert Schedule of Exceptions.

“Insert Series B Preferred Stock” has such meaning as set forth in Section 3.2(a)(i).

“Insert Series C Preferred Stock” has such meaning as set forth in Section 3.2(a)(i).

“Insert Series C-2 Preferred Stock” has such meaning as set forth in Section 3.2(a)(i).

“Insert Series D Preferred Stock” has such meaning as set forth in Section 3.2(a)(i).

“Insert Series D Preferred Stock Warrants” has such meaning as set forth in Section 5.14(d).

“Insert Stock Option” means an option to purchase shares of Insert Common Stock under the Insert Option Plan.

“Insert Stock Purchase Agreement” has such meaning as set forth in Section 3.2(a)(iii).

“Intellectual Property Rights” means any rights arising under the Laws (whether statutory or common law) of the United States or any other jurisdiction with respect to patents, copyrights, trademarks, mask works, trade secrets, data bases or domain names law or any similar, corresponding or equivalent rights with respect to any of the foregoing, wherever arising.

“Knowledge” means with respect to an individual, the actual knowledge or awareness of such Person, or the knowledge or awareness such individual would have had after a reasonable investigation, if under the circumstances a reasonable Person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties. “Knowledge” means with respect to Insert, the actual knowledge or awareness of John Petrovich, Larry Stambaugh and Mark Davis, or the knowledge or awareness such persons would have had after a reasonable investigation, if under the circumstances a reasonable Person would have determined such investigation was required or appropriate in the normal course of fulfillment of such Person’s duties. “Knowledge” means with respect to Calando, the actual knowledge or awareness of John Petrovich, Larry Stambaugh and Mark Davis, or the knowledge or awareness such persons would have had after a reasonable investigation, if under the circumstances a reasonable Person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.

“Law” has such meaning as set forth in Section 5.1.

“Material Adverse Effect” means, when used with respect to Insert or Calando, as the case may be, any event, inaccuracy, change or effect that, individually or in the aggregate, has had, or is reasonably likely to have a material adverse or unfavorable effect on the properties, assets, liabilities, business, operations, employee relationships, customer or supplier relationships, earnings or results of operations, financial projections or forecasts, or the business prospects and condition (financial or otherwise) of such entity and its Subsidiaries, taken as a whole.

“Material Agreement” has such meaning as set forth in Section 3.11(e).

“Merger” has such meaning as set forth in the Recitals hereof.

“Merger Consideration” has such meaning as set forth in Section 2.6.

“Merging Corporations” means Calando and Insert, collectively.

“Nondisclosure Agreement” has such meaning as set forth in Section 5.10.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Body, or arbitrator.

“Party” or “Parties” has such meaning as set forth in the preamble to this Agreement.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Restated Calando Certificate” has such meaning as set forth in Section 5.13(a).

“Restated Insert Certificate” has such meaning as set forth in Section 5.13(b).

“Securities Act” has such meaning as set forth in Section 3.6.

“Software” means any computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed including source code listings and documentation.

“Subsidiary” means, with respect to a Party if such Party directly or indirectly owns, beneficially or of record, at least fifty percent (50%) of the outstanding equity or financial interests of such entity.

“Surviving Corporation” has such meaning as set forth in Section 2.1.

“Tax” means all taxes and all fees, assessments or charges of a similar nature imposed by any Governmental Body, including without limitation, income, gross receipts, corporate franchise, stamp, escheat, capital, capital gains, transfer, sales, and use, license, severance, excise, employment (including unemployment compensation contributions), withholding, payroll, employment, ad valorem, alternative or add-on minimum, and estimated taxes, whether disputed or not, together with any penalties, additions to tax or additional amounts arising with respect to the foregoing or the obligation to file Tax Returns, and any interest on any of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement in connection with the determination of or liability for any Tax that is required to be filed or actually filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means a Governmental Body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Technology” means all information related to, constituting or disclosing, and all tangible copies, implementations and embodiments in any media of, technology, including all know-how, show-how, techniques, trade secrets, inventions (whether or not patented or patentable), ideas, concepts, designs, algorithms, routines, Software, files, databases, works of authorship, methods or processes.

“Transferred Employees” has such meaning as set forth in Section 5.5(a).

“Transferred Employee Plans” has such meaning as set forth in Section 5.5(a).

“Warrant Amendment Agreement” has such meaning as set forth in Section 5.14(d).

Section 1.2 Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation”, (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) and (f) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (a) any document, instrument or agreement (including this Agreement) include (1) all exhibits, schedules and other attachments thereto, (2) all documents, instruments or agreements issued or executed in replacement thereof and (3) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (b) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect through the Closing Date. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. All accounting terms not specifically defined herein will be construed in accordance with GAAP.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Calando shall be merged with and into Insert at the Effective Time. As a result of the Merger, the separate corporate existence of Calando shall cease and Insert shall continue as the surviving corporation of the Merger (sometimes referred to herein, following the Merger, as the “Surviving Corporation”) and shall continue its corporate existence under the DGCL.

Section 2.2 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, San Diego, California, or at such other location as the Parties hereto agree, at 10:00 a.m., local time, on the first business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (other than those conditions that by their nature are satisfied at Closing, but subject to the waiver of fulfillment of those conditions) or at such other time and place as Calando and Insert shall agree (the “Closing Date”). On the Closing Date and subject to the terms and conditions hereof, the Parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, in substantially the form attached hereto as Exhibit C (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (such time being referred to as the “Effective Time”). Effective as of the Effective Time and pursuant to the terms of the Certificate of Merger, Insert shall change its name and shall thereafter be referred to as “Calando Pharmaceuticals, Inc.”

Section 2.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all properties, rights, immunities, privileges, powers and franchises of Calando shall vest in the Surviving Corporation, and all debts, liabilities and duties of Calando shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation; Bylaws.

(a) At and following the Effective Time, the Restated Insert Certificate attached to the Certificate of Merger filed with the Secretary of State of the State of Delaware shall be the Certificate of Incorporation of the Surviving Corporation until thereafter duly amended.

(b) At and following the Effective Time, the bylaws of Insert, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter duly amended.

Section 2.5 Directors and Officers.

(a) The directors of Insert immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of Insert as of the Effective Time shall be the directors as set forth on Schedule 2.5(a).

(b) The persons whose names are set forth on Schedule 2.5(b) shall, effective immediately upon the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6 Effect on Capital Stock; Merger Consideration. At the Effective Time and after giving effect to the Calando Recapitalization, by virtue of the Merger and without any action on the part of Calando or the stockholders of Calando, each share of Calando Common Stock outstanding immediately prior to the Effective Time shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive a portion of the merger consideration (the “Merger Consideration”) as follows:

(a) Calando Common Stock. Each share of Calando Common Stock outstanding at the Effective Time after giving effect to the Calando Recapitalization (other than shares to be cancelled in accordance with Section 2.6(d) and other than Dissenting Calando Shares, as hereinafter defined) will be cancelled and exchanged into that number of shares of Insert Common Stock which equal the amount obtained by dividing (i) 95,973,086 by (ii) the sum of (A) the number of shares of Calando Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Calando Recapitalization) and (B) the aggregate number of shares of Calando Common Stock that are subject to purchase upon exercise of all Calando options and other instruments exercisable for or convertible into Calando Common Stock (after giving effect to the Calando Recapitalization) issued and outstanding immediately prior to the Effective Time (the “Exchange Ratio”), subject to Section 2.6(e) and Section 2.6(f). Upon conversion, the former holders of the Calando Common Stock (including the Calando Common Stock issued to the former holders of Calando Preferred Stock in connection with Calando Recapitalization) will have the rights, preferences and privileges attached to the Insert Common Stock in place of the rights, preferences and privileges of the Calando Common Stock or Calando Preferred Stock, as applicable. These rights will be the same rights held by the holders (as constituted prior to the Effective Time) of Insert Common Stock as set forth in the Restated Insert Certificate and existing Bylaws of Insert. Upon surrender of the Certificates in accordance with Section 2.7 hereof, the Merger Consideration shall be issued to the approving holders of Calando Common Stock (including holders of Calando Common Stock issued in connection with the Calando Recapitalization) in the amounts as set forth on Schedule 2.6(a).

(b) Calando Stock Options.

(i) At the Effective Time and after giving effect to the Calando Recapitalization, each outstanding option to purchase shares of Calando Common Stock (each, a “Calando Stock Option”) under Calando’s 2005 Stock Option/Stock Issuance Plan (the “Calando Option Plan”) as set forth on Schedule 2.6(b), whether or not vested, shall by virtue of the Merger be assumed by Insert subject to the terms of the Calando Option Plan. Each Calando Stock Option so assumed by Insert under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in such options and the Calando Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (A) each Calando Stock Option will be exercisable (or will become exercisable in accordance with its terms) for a number of shares of Insert Common Stock equal to the product of (i) that number of shares of Calando Common Stock that were subject to such Calando Stock Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole number of shares of Insert Common Stock and (B) the per share exercise price for the shares of Insert Common Stock issuable upon exercise of such assumed Calando Stock Option will be equal to the quotient obtained by dividing (i) the exercise price per share of Calando Common Stock at which such Calando Stock Option was exercisable immediately prior to the Effective Time by (ii) the Exchange Ratio, rounded up to the nearest whole tenth of a cent. Following the assumption of the Calando Stock Options, all references to Calando in the Calando Stock Options and the Calando Option Plan shall be deemed to refer to Insert.

(ii) As soon as practicable after the Effective Time, Insert shall deliver to each holder of an outstanding Calando Stock Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Calando Stock Option shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.6(b) after giving effect to the Merger). Insert shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Insert Common Stock for delivery upon exercise of such assumed Calando Stock Options pursuant to the terms set forth in this Section 2.6(b).

(iii) From and after the Effective Time, the Parties shall take all necessary action to comply with the obligations imposed by the Calando Option Plan on Insert, provided that no options or awards of any type shall be granted under the Calando Option Plan after the Effective Time.

(c) Reserved. [Intentionally omitted].

(d) Cancellation of Treasury Stock and Insert-Owned Stock. Each share of Calando Common Stock held in the treasury of Calando and any shares of Calando Common Stock owned by Insert or by any direct or indirect wholly-owned Subsidiary of Insert or Calando (including any shares of Calando Common Stock issued by Calando pursuant to a stock option) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(e) No Fractional Shares. In lieu of fractional shares that would otherwise be issued under this Agreement, holders of shares of Calando Common Stock that would have been entitled to receive a fractional share shall receive such whole number of shares of Insert Common Stock as is equal to the precise number of shares of Insert Common Stock to which such Person would be entitled, rounded up to the nearest whole number.

(f) Adjustments. Other than the Calando Recapitalization and Insert Recapitalization, the Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Calando Common Stock or Insert Common Stock), reorganization, recapitalization or other like change with respect to Calando Common Stock or Insert Common Stock occurring after the date hereof and prior to the Effective Time.

Section 2.7 Surrender of Certificates.

(a) Exchange Procedures. At and following the Closing, the holders of Calando Common Stock shall have the right to surrender their Calando Common Stock to Insert in return for the Merger Consideration to which they are entitled as a result of the Merger. A representative of Insert will be available at the Closing to deliver certificates of Insert Common Stock to the holders of Calando Common Stock who surrender their Calando Common Stock certificates (the “Certificates”) at the Closing. For those Calando stockholders that do not surrender their Certificates at Closing, promptly after the Effective Time, Insert shall cause to be mailed to each holder of record of a Certificate or Certificates whose shares were converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by Insert, and shall be in such form and have such other provisions as Insert may reasonably specify); (ii) such other customary documents as may be reasonably required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the Certificates in exchange for a portion of the Merger Consideration. Upon surrender of a Certificate for cancellation to Insert, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a portion of the Merger Consideration as set forth on Schedule 2.6(a), and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Calando Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive a portion of the Merger Consideration into which the Calando Common Stock evidenced by such Certificate has been converted.

(b) Transfers of Ownership. The Merger Consideration delivered upon the surrender for exchange of Calando Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Calando Common Stock. At the Effective Time, the stock transfer books of Calando shall be closed, and there shall thereafter be no further registration of transfers of Calando Common Stock on the records of Calando. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled in exchange for the right to receive the Merger Consideration as provided in this Article II.

(c) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, Insert shall pay to the record holder of such Certificate the Merger Consideration into which the shares of Calando Common Stock formerly represented by such Certificate have been converted pursuant to Section 2.6, upon the making of an affidavit of that fact by such record holder; provided, however, that Insert may, in its discretion and as a condition precedent to the payment of such consideration, require such record holder to deliver a bond in such sums as Insert may reasonably direct as indemnity against any claim that may be made against Insert with respect to such Certificate.

Section 2.8 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Calando capital stock that are outstanding immediately prior to the Effective Time held by a Person who shall not have voted to adopt this Agreement and who properly exercises and perfects appraisal rights for such shares in accordance with Section 262 of the DGCL or Section 1300(b) of the CGCL, as applicable (“Dissenting Calando Shares”), at or after the Effective Time shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.6 unless and until such holder of Dissenting Calando Shares fails to perfect or withdraws or otherwise loses his rights to appraisal and payment under the DGCL or CGCL, as applicable, but shall be entitled only to such rights as are granted by the CGCL or the DGCL, as the case may be, to Dissenting Calando Shares. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Calando Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration in accordance with Section 2.6 without interest. Non-dissenting stockholders shall not be entitled to any portion of the Merger Consideration otherwise payable with respect to any Dissenting Calando Shares.

(b) Calando shall give Insert (i) reasonably prompt notice of any written demand received by Calando prior to the Effective Time for appraisal of any shares of Calando capital stock pursuant to the DGCL or CGCL, as applicable, any withdrawal of any such demand and any other demand, notice or instrument delivered to Calando prior to the Effective Time pursuant to the DGCL or CGCL, as applicable, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Calando shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Insert shall have consented in writing to such payment or settlement offer (which consent shall not be unreasonably withheld).

(c) Insert shall give Calando (i) reasonably prompt notice of any written demand received by Insert prior to the Effective Time for appraisal of any shares of Insert capital stock pursuant to the DGCL or CGCL, as applicable, any withdrawal of any such demand and any other demand, notice or instrument delivered to Insert prior to the Effective Time pursuant to the DGCL or CGCL, as applicable, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Insert shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Calando shall have consented in writing to such payment or settlement offer (which consent shall not be unreasonably withheld).

Section 2.9 Further Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Merging Corporations, or (b) to otherwise carry out the purposes of this Agreement, Calando or the Surviving Corporation, as applicable, and their respective proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Merging Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merging Corporation or any such stockholder, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Merging Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INSERT

Insert represents and warrants to Calando that the statements contained in this Article III are current and complete, except as set forth in the Insert Schedule of Exceptions, which Insert Schedule of Exceptions shall specifically identify the section of this Agreement for which each exception is taken. Any matter disclosed in any section of the Insert Schedule of Exceptions shall be considered disclosed for other sections of the Insert Schedule of Exceptions, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of the Insert Schedule of Exceptions in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 3.1 Organization, Power and Standing. Insert is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. No receiver has been appointed of the whole or any part of the assets or undertakings of Insert, no administrative order has been made (and no petition therefor has been presented) in relation to Insert or any Subsidiary, no proposal for a voluntary arrangement between Insert or any Subsidiary and any of their creditors has been made or is contemplated by Insert or a Subsidiary and no petition has been presented, no order has been made and no resolution has been passed for the dissolution or winding up of Insert or any Subsidiary. Section 3.1 of the Insert Schedule of Exceptions sets forth all jurisdictions in which Insert is qualified to do business as a foreign corporation. Insert, and each Subsidiary, is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Insert.

Section 3.2 Capital Structure.

(a) Capital Structure of Insert as of the Date of this Agreement. As of the date hereof, the authorized capital stock of Insert consists of:

(i) Insert Preferred Stock. Fifty Million (50,000,000) shares of Insert Preferred Stock, par value $0.0001 per share, of which 21,721,381 have been designated as Series B Preferred Stock (“Insert Series B Preferred Stock”), 4,000,000 have been designated as Series C Preferred Stock (“Insert Series C Preferred Stock”), 11,000,000 have been designated as Series C-2 Preferred Stock (“Insert Series C-2 Preferred Stock”) and 4,400,000 shares have been designated as Series D Preferred Stock (“Insert Series D Preferred Stock”). Without giving effect to the transactions contemplated by this Agreement, there are issued and outstanding 21,721,381 shares of Insert Series B Preferred Stock, 4,000,000 shares of Insert Series C Preferred Stock, 10,713,681 shares of Insert Series C-2 Preferred Stock and no shares of Insert Series D Preferred Stock. The rights, privileges and preferences of the Insert Preferred Stock are as stated in the Existing Insert Certificate.

(ii) Insert Common Stock. One Hundred Million (100,000,000) shares of Insert Common Stock, par value $0.0001, of which 17,100,202 shares are issued and outstanding.

(iii) Rights to Acquire. Except as set forth in Section 3.2 of the Insert Schedule of Exceptions and (i) the conversion privileges of the Insert Preferred Stock set forth in the Existing Insert Certificate, (ii) the rights provided in Section 4.1 of the Investors’ Rights Agreement dated June 4, 2004, by and among Insert and certain of its stockholders, as amended (the “Existing Insert Investors’ Rights Agreement”), which agreement will be amended and restated in its entirety by the Insert amended and restated investors’ rights agreement, in the form attached hereto as Exhibit D (the “Insert Amended and Restated Investors’ Rights Agreement”), to be entered into in connection with the Closing, (iii) currently outstanding warrants to purchase 50,000 shares of Insert Common Stock and 4,285,473 shares of Insert Series D Preferred Stock, and (iv) currently outstanding options to purchase 3,881,158 shares of Insert Common Stock granted under Insert’s 2000 Stock Option/Stock Issuance Plan (the “Insert Option Plan”), there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Insert of any shares of its capital stock.

(b) Capital Structure of Insert Immediately Prior to the Effective Time. Immediately prior to the Effective Time, and after giving effect to the Insert Recapitalization, and without regard to exercises or conversion of currently outstanding options, warrants or convertible securities occurring after the date of this Agreement, the authorized capital of Insert will consist of:

(i) Insert Common Stock. Two Hundred Twenty-Five Million (225,000,000) shares of Insert Common Stock, par value $0.0001 per share, of which 53,535,264 shares will be issued and outstanding.

(ii) Rights to Acquire. Except as set forth in Section 3.2 of the Insert Schedule of Exceptions and for (i) the rights provided in Section 4 of the Existing Insert

Investors’ Rights Agreement, which agreement will be amended and restated in its entirety by the Insert Amended and Restated Investors’ Rights Agreement to be entered into in connection with the Closing, (ii) currently outstanding warrants for 4,335,473 shares of Insert Common Stock and (iii) currently outstanding options to purchase 3,881,158 shares of Insert Common Stock granted under the Insert Option Plan, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Insert of any shares of its capital stock.

Section 3.3 Valid Issuance; Merger. The outstanding shares of Insert Common Stock and Insert Preferred Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable state and federal Laws concerning the issuance of securities. To the Knowledge of Insert, the shares of Insert Common Stock to be issued pursuant to the terms of this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued and nonassessable.

Section 3.4 Subsidiaries. Insert does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Insert is not a participant in any joint venture, partnership, or similar arrangement.

Section 3.5 Authority. Except as set forth in Section 3.5 of the Insert Schedule of Exceptions, Insert has all requisite corporate power and authority to (i) enter into this Agreement and to consummate the transactions contemplated hereby, (ii) own and operate its properties and assets and (iii) carry on its business as presently conducted and as presently proposed to be conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Insert. The Board of Directors of Insert has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Insert and constitutes the valid and binding obligation of Insert enforceable against Insert in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Insert does not, and the consummation of the transactions contemplated hereby (including, without limitation, the Insert Recapitalization) will not, individually or in the aggregate, (x) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Insert, as amended; or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license or Law applicable to Insert or any of its properties or assets, in the case of clause (b), except for such conflicts, violations, defaults, rights of termination, cancellation or acceleration as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Insert or (y) give rise to any employee severance or similar benefits or trigger the acceleration of any equity awards (or constitute the initial “trigger” in any “double” trigger equity awards or severance obligations).

Section 3.6 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to

Insert or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger as provided in Section 2.2; (b) filings required under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”); (c) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the securities Laws of any foreign country; and (d) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not be reasonably expected to have a Material Adverse Effect on Insert and could not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.

Section 3.7 Litigation. There is no action, suit, proceeding or investigation pending, or to Insert’s Knowledge, currently threatened against Insert. The foregoing includes, without limitation, actions pending or, to Insert’s Knowledge, threatened against Insert, involving the prior employment of any of Insert’s employees, their use in connection with Insert’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Insert is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would reasonably be expected to result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by Insert or any of its Subsidiaries that would have a Material Adverse Effect on Insert. There is no action, suit, proceeding or investigation by Insert currently pending or that Insert intends to initiate.

Section 3.8 Proprietary Information Agreements. Each employee of Insert has executed Insert’s standard form of Employee Proprietary Information and Inventions Agreement. Each consultant of Insert has executed Insert’s standard form of Consultant Proprietary Information and Inventions Agreement. Insert is not aware that any such employee or consultant is in violation thereof.

Section 3.9 Patents and Trademarks. Insert has full title and ownership of, or has been granted valid rights to use, all Technology and other materials used in its business, as now conducted, and the lack of which (or the lack of authorization, license, right, title or ownership thereof) would reasonably be expected to have a Material Adverse Effect on Insert. To its Knowledge, (but without having conducted any special investigation or patent search), the conduct of Insert’s business as currently conducted, including the use or exploitation of any Technology and any Intellectual Property Rights associated therewith, does not conflict with, infringe or misappropriate any valid Intellectual Property Rights of others and Insert has not received any written notice from any Person alleging any such conflict, infringement or misappropriation with or of the Intellectual Property Rights of others. Except as set forth in Section 3.9 of the Insert Schedule of Exceptions, Insert is not bound by or a party to any options, licenses or similar agreements with respect to Intellectual Property Rights owned by Insert or of any other Person or entity other than such licenses or agreements arising from the purchase or license of “off the shelf” or standard products in the ordinary course of business. To its Knowledge, Insert owns or has the right to use the Intellectual Property Rights that Insert is using in connection with the current conduct of its business, free and clear of any rights, liens, encumbrances or claims of others. To Insert’s Knowledge, no third party is infringing or misappropriating any Intellectual Property Rights of Insert. Insert is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with their duties to Insert or that would materially conflict with Insert’s business. Insert does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by Insert, except for inventions that have been assigned or licensed to Insert as of the date hereof.

Section 3.10 Compliance with Other Instruments. Except as set forth in Section 3.10 of the Insert Schedule of Exceptions, Insert is not in violation of any provision of the Restated Insert Certificate or its Bylaws nor, to its Knowledge, of any instrument, Law or contract (oral or written) to which Insert is subject and a violation of which would have a Material Adverse Effect on Insert. The execution, delivery and performance of this Agreement, the Merger and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision or an event that results in the creation of any lien, charge or encumbrance upon any assets of Insert or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to Insert, its business or operations or any of its assets or properties, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Insert.

Section 3.11 Agreements; Action.

Except as set forth in Section 3.11 in the Insert Schedule of Exceptions:

(a) Except as contemplated hereby and except for salary, bonus and benefits generally available to all employees paid to or stock option or stock purchase agreements with officers or employees of Insert which have been approved by the Board of Directors, there are no material agreements, understandings or proposed transactions between Insert and any of its officers, directors, affiliates or any affiliate thereof.

(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Insert is a party or by which it is bound that may (i) involve obligations (contingent or otherwise) of, or payments to Insert, in excess of $25,000, other than obligations of, or payments to, Insert arising from purchase or sale agreements entered into in the ordinary course of business, (ii) involve the transfer or license of any material patent, copyright, trade secret or other proprietary right to or from Insert, other than licenses arising from the purchase of “off the shelf” or other standard products, or (iii) restrict Insert’s ability to market or sell any of its products (territorial or otherwise).

(c) Insert has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $35,000 or, in the case of indebtedness and/or liabilities individually less than $35,000, in excess of $75,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person or entity (including Persons or entities Insert has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e) To Insert’s Knowledge, each agreement set forth on the Insert Schedule of Exceptions pursuant to this Section 3.11 (each a “Material Agreement”) is in full force and effect and no other party to such Material Agreement is in material default or breach thereunder.

Section 3.12 Related-Party Transactions. Except as set forth in Section 3.12 of the Insert Schedule of Exceptions, no employee, officer or director of Insert or member of his or her immediate family is indebted to Insert, nor is Insert indebted (or committed to make loans or extend or guarantee credit) to any of them, other than for accrued salaries, reimbursable expenses or other benefits generally available to all employees in the ordinary course of Insert’s business. Except as set forth in Section 3.12 of the Insert Schedule of Exceptions, to Insert’s Knowledge, none of such Persons has any direct or indirect ownership interest in any firm or corporation with which Insert is affiliated, except that employees, officers or directors of Insert and members of their immediate families may own stock in publicly traded companies that may compete with Insert, provided such ownership does not exceed five percent (5%) of the outstanding voting stock of each such publicly traded company. To Insert’s Knowledge, no member of the immediate family of any officer or director of Insert is directly or indirectly interested in any material contract with Insert.

Section 3.13 Financial Statements. Insert has made available to Calando its unaudited financial statements as of and for the years ended September 30, 2007, 2006 and 2005 (the “Insert Financial Statements”). To Insert’s Knowledge, the Insert Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and with each other, except that the Insert Financial Statements do not contain all statements and footnotes required by generally accepted accounting principles. The Insert Financial Statements are in accordance with the books and records of Insert, are true, correct and complete in all material respects, and fairly present the financial condition and operating results of Insert as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Insert Financial Statements, Insert has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business since September 30, 2007, (ii) obligations under contracts and commitments incurred in the ordinary course of business, and (iii) liabilities or obligations not required under GAAP to be disclosed in the Insert Financial Statements. Except as disclosed in the Insert Financial Statements, Insert is not a guarantor or indemnitor of any indebtedness of any other Person, firm or corporation. To Insert’s Knowledge, since September 30, 2007, there has not been any change in the assets, liabilities, financial condition or operating results of Insert from that reflected in the Insert Financial Statements, except changes in the ordinary course of business that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.14 Permits. Insert has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would reasonably be expected to have a Material Adverse Effect on Insert. To Insert’s Knowledge, Insert is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

Section 3.15 Disclosure. Insert has provided Calando with all material information that Calando has requested in writing in connection with Calando’s due diligence investigation of Insert. Neither this Agreement nor any related agreements (including all the exhibits and schedules hereto and thereto) nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

Section 3.16 Registration Rights. Except as provided in the Existing Insert Investors’ Rights Agreement (and as provided in the Insert Amended and Restated Investors’ Rights Agreement to be entered into in connection with the Closing, which will amend and restate the Existing Insert Investors’ Rights Agreement in its entirety), Insert has not granted or agreed to grant any registration rights, including piggyback rights, to any Person or entity.

Section 3.17 Corporate Documents; Minute Books. Except for amendments necessary to satisfy representations and warranties or conditions contained herein and the Insert Recapitalization, the Existing Insert Certificate and Bylaws of Insert are in the form previously provided to counsel for Calando. The minute books of Insert provided to Calando contain all actions of directors and stockholders since the time of incorporation and the transactions referred to in such minutes and consents are accurate in all material respects.

Section 3.18 Title to Property and Assets. The property and assets Insert owns are owned by Insert free and clear of all mortgages, liens, loans and encumbrances, except (i) as reflected in the Insert Financial Statements, (ii) for statutory liens for the payment of Taxes that are not yet required to have been paid, and (iii) for liens, encumbrances and security interests and minor defects in title, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Insert or its ownership or use of such property or assets. With respect to the property and assets it leases, Insert is in material compliance with such leases and, to its Knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i) through (iii).

Section 3.19 Employee Benefit Plans. Except as set forth in Section 3.19 of the Insert Schedule of Exceptions, Insert does not have any Employee Plans, other than the Insert Therapeutics Stock Option/Stock Issuance Plan.

Section 3.20 Labor Agreements and Actions. Insert is not bound by or subject to any written contract, commitment or arrangement with any labor union, and no labor union has requested or, to Insert’s Knowledge, has sought to represent any of the employees, representatives or agents of Insert. There is no strike or other labor dispute involving Insert pending, or to Insert’s Knowledge, threatened, that could have a Material Adverse Effect on Insert, nor is Insert aware of any labor organization activity involving its employees. Insert is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with Insert, nor does Insert have a present intention to terminate the employment of any of the foregoing except as may be decided by the Surviving Corporation upon the completion of the Merger. To Insert’s Knowledge, no employee of Insert, nor any consultant with whom Insert has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Insert because of the nature of the business being conducted by Insert, in each case, which has a Material Adverse Effect on Insert; and to Insert’s Knowledge, the continued employment by Insert of its present employees, and the performance of Insert’s contracts with its independent contractors, will not result in any such violation. Insert has not received any written notice alleging that any such violation has occurred. Except as set forth in Section 3.20 of the Insert Schedule of Exceptions, the employment of each officer and employee of Insert is terminable at the will of Insert, and no employee of Insert has been granted the right to any material compensation following termination of employment with Insert. Except as set forth in Section 3.20 of the Insert Schedule of Exceptions, Insert is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

Section 3.21 Tax Matters.

(a) Insert has filed (or has had filed on its behalf) all Tax Returns it is required to have filed. All such Tax Returns are correct and complete in all material respects. All Taxes required to have been paid by Insert (whether or not shown on any Tax Return, and whether or not disputed) have been paid or are reflected as a liability in the Insert Interim Financial Statements. There are no liens on any of the assets of Insert that arose in connection with any failure (or alleged failure) timely to pay any Tax. No claim has ever been made by a Taxing Authority in a jurisdiction where the Insert does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Insert has not commenced activities in any jurisdiction which will result in an initial filing of any Tax Return with respect to Taxes imposed by a Taxing Authority that it had not previously been required to file in the immediately preceding taxable period.

(b) There is no audit or other proceeding presently pending or threatened in writing (or otherwise to the Knowledge of Insert) with regard to any Tax liability, Tax Return, or obligation to file Tax Returns of or relating to Insert. To the Knowledge of Insert, there are no existing circumstances which reasonably may be expected to result in the assertion of any claim for Taxes against Insert by any Taxing Authority with respect to any taxable period or transaction for which Tax Returns are required to have been filed or Tax is required to have been paid by Insert.

(c) Insert has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date. Insert has no deferred income or Tax liability arising out of any transaction, except to the extent adequately reserved for in the Insert Interim Financial Statements or arising thereafter in accordance with past practice in the ordinary course of business, including, without limitation, by reason of the use of the installment method pursuant to Section 453 of the Code or open transaction treatment, the receipt of any prepaid amount on or before the Closing Date, any positive adjustment required to be made under Section 481 of the Code.

(d) Neither Insert nor any Person on behalf of the Insert has waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which Insert may be held liable.

(e) Insert has not and will not be subject to accumulated earnings Tax contained in Sections 531 and 532 of the Code for periods ending on or before the Closing Date.

(f) Insert is not and has not been a party to any Tax allocation, Tax sharing or similar agreement or arrangement the principal purpose of which is or was the allocation of Tax liabilities computed on a consolidated, combined, unitary or similar basis among entities that have or will be required to compute their Tax liability by filing Tax Returns on such a basis, and has entered into no agreement pursuant to which it has indemnified any other Person for Taxes incurred by such Person.

(g) Insert (i) is not and has not been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or similar group of entities with which Insert, or was or may be required to join, for any taxable period in making a consolidated federal income Tax Return or other Tax Return in which Tax liability was or would be computed on a consolidated, combined, unitary or similar basis, and (ii) does not have and has not had a relationship to any other Person which would cause it to be liable for Tax liability of such other Person, including, without limitation, Tax payable by reason of contract, assumption, transferee liability, operation of Law, or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law).

(h) There is currently no limitation on the use of Tax attributes of Insert, including without limitation its net operating loss carryovers, under Sections 269, 382, 383, or 384 of the Code (and similar provisions of state, local or foreign Tax Law).

(i) Insert has not been a beneficiary of or participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was, is, or to the knowledge of Insert will ever be, required to be disclosed under Treasury Regulations Section 1.6011-4. No Tax Return filed by or on behalf of Insert has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law), and no Tax Return has been filed by or on behalf of Insert with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made.

(j) All Insert Stock Options (i) were granted in connection with the performance of “services” within the meaning of Section 83 of the Code and (ii) when granted did not have a “reasonably ascertainable fair market value” within the meaning of Treasury Regulations Section 1.83-7(b).

(k) Within the meaning of Section 280G of the Code and without regard to Sections 280G(b)(4)(A) and 280G(b)(5), Insert has not made any payments, is not obligated to make any payments, and is not a party to any contract, agreement, plan or arrangement requiring it to make payments to any Person that would be a parachute payment as a result of any event connected with the Merger or any other transaction contemplated by this Agreement, and Insert is not a party to any contract or agreement that will have continuing effect after the Closing Date that under certain circumstances could require any payment (or be deemed to give rise to any payment) that would be a parachute payment.

(l) Neither Insert nor any of its stockholders have taken any action or has Knowledge of any existing facts or circumstances that could, either alone or in combination with other events occurring on or before the Closing Date, cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(m) Insert has made available to Calando complete and accurate copies of all of the following materials: (i) all income Tax Returns filed by Insert that relate to taxable periods since inception, (ii) all examination reports relating to Taxes of Insert as a result of audits, examinations or asserted failures to file Tax Returns or pay Taxes, and (iii) all statements of Taxes assessed against or agreed to by Insert since inception that were not shown on Tax Returns filed for the relevant taxable period by Insert before such assessment.

Section 3.22 Information Statement. The information provided by Insert to be included in a combined information statement between Insert and Calando (the “Information Statement”) to be delivered to stockholders of Insert and Calando (i) will not contain any untrue statement of material fact, or (ii) will not omit to state any material fact necessary in order to make the information contained in the Information Statement (in light of the circumstances under which the information was provided) not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CALANDO

Calando represents and warrants to Insert that the statements contained in this Article IV are current and complete, except as set forth in the Calando Schedule of Exceptions, which Calando Schedule of Exceptions shall specifically identify the section of this Agreement for which each exception is taken. Any matter disclosed in any section of the Calando Schedule of Exceptions shall be considered disclosed for other sections of the Calando Schedule of Exceptions, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of the Calando Schedule of Exceptions in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 4.1 Organization, Power and Standing. Calando is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. No receiver has been appointed of the whole or any part of the assets or undertakings of Calando, no administrative order has been made (and no petition therefor has been presented) in relation to Calando, or any Subsidiary, no proposal for a voluntary arrangement between Calando or any Subsidiary and any of their creditors has been made or is contemplated by Calando or a Subsidiary and no petition has been presented, no order has been made and no resolution has been passed for the dissolution or winding up of Calando or any Subsidiary. Section 4.1 of the

Calando Schedule of Exceptions sets forth all jurisdictions in which Calando is qualified to do business as a foreign corporation. Calando and each Subsidiary, is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Calando.

Section 4.2 Capital Structure.

(a) Capital Structure of Calando as of the Date of this Agreement. Except as set forth in Section 4.2 of the Calando Schedule of Exceptions, as of the date hereof, the authorized capital stock of Calando consists of:

(i) Calando Preferred Stock. Five Million (5,000,000) shares of Calando Preferred Stock, par value $0.0001 per share, all of which have been designated as Series A Preferred Stock (the “Calando Series A Preferred Stock”), all of which are issued and outstanding. The rights, privileges and preferences of the Calando Series A Preferred Stock are as stated in the Existing Calando Certificate.

(ii) Calando Common Stock. Eighteen Million (18,000,000) shares of Calando Common Stock, par value $0.0001, of which 10,080,000 shares are issued and outstanding.

(iii) Rights to Acquire. Except as set forth in Section 4.2 of the Calando Schedule of Exceptions and (i) the conversion privileges of the Calando Preferred Stock set forth in the Restated Calando Certificate, (ii) the rights provided in Sections 4.1 and 4.2 of the Investors’ Rights Agreement dated March 31, 2006 by and between Calando and Arrowhead, as amended (the “Existing Calando Investors’ Rights Agreement”), (iii) currently outstanding options to purchase 984,791 shares of Calando Common Stock granted under the Calando Option Plan, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Calando of any shares of its capital stock.

(b) Capital Structure of Calando Immediately Prior to the Effective Time. Immediately prior to the Effective Time, and after giving effect to the Calando Recapitalization, and without regard to exercises or conversion of currently outstanding options, warrants or convertible securities occurring after the date of this Agreement, the authorized capital of Calando will consist of:

(i) Calando Common Stock. Eighteen Million (18,000,000) shares of Calando Common Stock, par value $0.0001, of which 15,080,000 shares will be issued and outstanding.

(ii) Rights to Acquire. Except as set forth in Section 4.2 of the Calando Schedule of Exceptions and currently outstanding options to purchase 984,791 shares of Calando Common Stock granted under the Calando Option Plan, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Calando of any shares of its capital stock.

Section 4.3 Valid Issuance. The outstanding shares of Calando Common Stock and Calando Preferred Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable state and federal Laws concerning the issuance of securities. The shares of Calando Common Stock issuable in connection with the Merger have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued fully paid, nonassessable and are free from preemptive rights.

Section 4.4 Subsidiaries. Calando does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Calando is not a participant in any joint venture, partnership, or similar arrangement.

Section 4.5 Authority. Calando has all requisite corporate power and authority to (i) enter into this Agreement and to consummate the transactions contemplated hereby, (ii) own and operate its properties and assets and (iii) carry on its businesses as presently conducted and as presently proposed to be conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Calando. The Board of Directors of Calando has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Calando and constitutes the valid and binding obligation of Calando enforceable against Calando in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and subject to general principles of equity. The execution and delivery of this Agreement by Calando does not, and the consummation of the transactions contemplated hereby (including, without limitation, the Calando Recapitalization) will not individually or in the aggregate, (x) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Calando, as amended; or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license or Law applicable to Calando or any of its properties or assets, in the case of clause (b), except for such conflicts, violations, defaults, rights of termination, cancellation or acceleration as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Calando or (y) give rise to any employee severance or similar benefits or trigger the acceleration of any equity awards (or constitute the initial “trigger” in any “double” trigger equity awards or severance obligations).

Section 4.6 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Calando or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger as provided in Section 2.2; (b) filings required under Regulation D of the Securities Act; (c) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the securities Laws of any foreign country; and (d) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not be reasonably expected to have a Material Adverse Effect on Calando and could not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.

Section 4.7 Reserved. [Intentionally omitted].

Section 4.8 Litigation. There is no action, suit, proceeding or investigation pending, or to Calando’s Knowledge, currently threatened against Calando. The foregoing includes, without limitation, actions pending or, to Calando’s Knowledge, threatened against Calando, involving the prior employment of any of Calando’s employees, their use in connection with Calando’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Calando is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would reasonably be expected to result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by Calando or any of its Subsidiaries that would have a Material Adverse Effect on Calando. There is no action, suit, proceeding or investigation by Calando currently pending or that Calando intends to initiate.

Section 4.9 Proprietary Information Agreements. Each employee of Calando has executed Calando’s standard form of Employee Proprietary Information and Inventions Agreement. Each consultant of Calando has executed Calando’s standard form of Consultant Proprietary Information and Inventions Agreement. Calando is not aware that any such employee or consultant is in violation thereof.

Section 4.10 Patents and Trademarks. Calando has full title and ownership of, or has been granted valid rights to use, all Technology and other materials used in its business, as now conducted, and the lack of which (or the lack of authorization, license, right, title or ownership thereof) would reasonably be expected to have a Material Adverse Effect on Calando. To its Knowledge (but without having conducted any special investigation or patent search), the conduct of Calando’s business as currently conducted, including the use or exploitation of any Technology and any Intellectual Property Rights associated therewith, does not conflict with, infringe or misappropriate any valid Intellectual Property Rights of others and Calando has not received any written notice from any Person alleging any such conflict, infringement or misappropriation with or of the Intellectual Property Rights of others. Except as set forth on Schedule 4.10 on the Calando Schedule of Exceptions, Calando is not bound by or a party to any options, licenses or similar agreements with respect to Intellectual Property Rights owned by Calando or any other Person or entity other than such licenses or agreements arising from the purchase or license of “off the shelf” or standard products in the ordinary course of business. Calando currently has no issued patents. To its Knowledge, Calando owns or has the right to use the Intellectual Property Rights that Calando is using in connection with the current conduct of its business, free and clear of any rights, liens, encumbrances or claims of others. To Calando’s Knowledge, no third party is infringing or misappropriating any Intellectual Property Rights of Calando. Calando is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with their duties to Calando or that would materially conflict with Calando’s business. Calando does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by Calando, except for inventions that have been assigned or licensed to Calando as of the date hereof.

Section 4.11 Compliance with Other Instruments. Except as set forth in Section 4.11 of the Calando Schedule of Exceptions, Calando is not in violation of any provision of the Restated Calando Certificate or its Bylaws nor, to its Knowledge, of any instrument, Law or contract (oral or written) to which Calando is subject and a violation of which would have a Material Adverse Effect on Calando. The execution, delivery and performance of this Agreement, the Merger and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision or an event that results in the creation of any lien, charge or encumbrance upon any assets of Calando or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to Calando, its business or operations or any of its assets or properties, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Calando.

Section 4.12 Agreements; Action.

Except as set forth in Section 4.12 of the Calando Schedule of Exceptions:

(a) Except as contemplated hereby and except for salary, bonus and benefits generally available to all employees paid to or stock option or stock purchase agreements with officers or employees of Calando which have been approved by the Board of Directors, there are no material agreements, understandings or proposed transactions between Calando and any of its officers, directors, affiliates or any affiliate thereof.

(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Calando is a party or by which it is bound that may (i) involve obligations (contingent or otherwise) of, or payments to Calando, in excess of $25,000, other than obligations of, or payments to, Calando arising from purchase or sale agreements entered into in the ordinary course of business, (ii) involve the transfer or license of any material patent, copyright, trade secret or other proprietary right to or from Calando, other than licenses arising from the purchase of “off the shelf” or other standard products, or (iii) restrict Calando’s ability to market or sell any of its products (territorial or otherwise).

(c) Calando has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $35,000 or, in the case of indebtedness and/or liabilities individually less than $35,000, in excess of $75,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person or entity (including Persons or entities Calando has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e) To Calando’s Knowledge, each agreement set forth on the Calando Schedule of Exceptions pursuant to this Section 4.12 (each a “Material Agreement”) is in full force and effect and no other party to such Material Agreement is in material default or breach thereunder.

Section 4.13 Related-Party Transactions. Except as set forth in Section 4.13 of the Calando Schedule of Exceptions, no employee, officer or director of Calando or member of his or her immediate family is indebted to Calando, nor is Calando indebted (or committed to make loans or extend or guarantee credit) to any of them, other than for accrued salaries, reimbursable expenses or other benefits generally available to all employees in the ordinary course of Calando’s business. Except as set forth in Section 4.13 of the Calando Schedule of Exceptions, to Calando’s Knowledge, none of such Persons has any direct or indirect ownership interest in any firm or corporation with which Calando is affiliated, except that employees, officers or directors of Calando and members of their immediate families may own stock in publicly traded companies that may compete with Calando, provided such ownership does not exceed five percent (5%) of the outstanding voting stock of each such publicly traded company. To Calando’s Knowledge, no member of the immediate family of any officer or director of Calando is directly or indirectly interested in any material contract with Calando.

Section 4.14 Financial Statements. Calando has made available to Insert its unaudited financial statements (balance sheet and statement of operations) as of and for the years ended September 30, 2007, 2006 and 2005 (the “Calando Financial Statements”). The Calando Financial Statements, to Calando’s Knowledge, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the Calando Financial Statements do not contain all statements and footnotes required by generally accepted accounting principles. The Calando Financial Statements are in accordance with the books and records of Calando, are true, correct and complete in all material respects, and fairly present the financial condition and operating results of Calando as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in Section 4.14 of the Calando Schedule of Exceptions, Calando has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business since September 30, 2007, (ii) obligations under contracts and commitments incurred in the ordinary course of business, and (iii) liabilities or obligations not required under GAAP to be disclosed in the Calando Financial Statements. Except as disclosed in the Calando Financial Statements, Calando is not a guarantor or indemnitor of any indebtedness of any other Person, firm or corporation. To Calando’s Knowledge, since September 30, 2007, there has not been any change in the assets, liabilities, financial condition or operating results of Calando from that reflected in the Calando Financial Statements, except changes in the ordinary course of business that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.15 Permits. Calando has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would reasonably be expected to have a Material Adverse Effect on Calando. To Calando’s Knowledge, Calando is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

Section 4.16 Disclosure. Calando has provided Insert with all material information that Insert has requested in writing in connection with Insert’s due diligence investigation of Calando. Neither this Agreement nor any related agreements (including all the exhibits and schedules hereto and thereto) nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

Section 4.17 Registration Rights. Except as provided in the Existing Calando Investors’ Rights Agreement, Calando has not granted or agreed to grant any registration rights, including piggyback rights, to any Person or entity.

Section 4.18 Corporate Documents; Minute Books. Except for amendments necessary to satisfy representations and warranties or conditions contained herein and the Calando Recapitalization, the Existing Calando Certificate and Bylaws of Calando are in the form previously provided to counsel for Insert. The minute books of Calando provided to Insert contain all actions of directors and stockholders since the time of incorporation and the transactions referred to in such minutes and consents are accurate in all material respects.

Section 4.19 Title to Property and Assets. The property and assets Calando owns are owned by Calando free and clear of all mortgages, liens, loans and encumbrances, except (i) as reflected in the Calando Financial Statements, (ii) for statutory liens for the payment of Taxes that are not yet required to have been paid, and (iii) for liens, encumbrances and security interests and minor defects in title, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Calando or its ownership or use of such property or assets. With respect to the property and assets it leases, Calando is in material compliance with such leases and, to its Knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i) through (iii).

Section 4.20 Employee Benefit Plans. Except as set forth in Schedule 4.20 of the Calando Schedule of Exceptions, Calando does not have any Employee Plans, other than the Calando Pharmaceuticals 2005 Stock Option/Stock Issuance Plan.

Section 4.21 Labor Agreements and Actions. Calando is not bound by or subject to any written contract, commitment or arrangement with any labor union, and no labor union has requested or, to Calando’s Knowledge, has sought to represent any of the employees, representatives or agents of Calando. There is no strike or other labor dispute involving Calando pending, or to Calando’s Knowledge, threatened, that could have a Material Adverse Effect on Calando, nor is Calando aware of any labor organization activity involving its employees. Calando is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with Calando, nor does Calando have a present intention to terminate the employment of any of the foregoing, except as may be decided by the Surviving Corporation upon the completion of the Merger. To Calando’s Knowledge, no employee of Calando, nor any consultant with whom Calando has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Calando because of the nature of the business being conducted by Calando, in each case, which has a Material Adverse Effect on Calando; and to Calando’s Knowledge the continued employment by Calando of its present employees, and the performance of Calando’s contracts with its independent contractors, will not result in any such violation. Calando has not received any written notice alleging that any such violation has occurred. The employment of each officer and employee of Calando is terminable at the will of Calando, and no employee of Calando has been granted the right to any material compensation following termination of employment with Calando. Calando is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

Section 4.22 Tax Matters.

(a) Calando has filed (or has had filed on its behalf) all Tax Returns it is required to have filed. All such Tax Returns are correct and complete in all material respects. All Taxes required to have been paid by Calando (whether or not shown on any Tax Return, and whether or not disputed) have been paid or are reflected as a liability in the Calando Interim Financial Statements. There are no liens on any of the assets of Calando that arose in connection with any failure (or alleged failure) timely to pay any Tax. No claim has ever been made by a Taxing Authority in a jurisdiction where the Calando does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Calando has not commenced activities in any jurisdiction which will result in an initial filing of any Tax Return with respect to Taxes imposed by a Taxing Authority that it had not previously been required to file in the immediately preceding taxable period.

(b) There is no audit or other proceeding presently pending or threatened in writing (or otherwise to the Knowledge of Calando) with regard to any Tax liability, Tax Return, or obligation to file Tax Returns of or relating to Calando. To the Knowledge of Calando, there are no existing circumstances which reasonably may be expected to result in the assertion of any claim for Taxes against Calando by any Taxing Authority with respect to any taxable period or transaction for which Tax Returns are required to have been filed or Tax is required to have been paid by Calando.

(c) Calando has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date. Calando has no deferred income or Tax liability arising out of any transaction, except to the extent adequately reserved for in the Calando Interim Financial Statements or arising thereafter in accordance with past practice in the ordinary course of business, including, without limitation, by reason of the use of the installment method pursuant to Section 453 of the Code or open transaction treatment, the receipt of any prepaid amount on or before the Closing Date, any positive adjustment required to be made under Section 481 of the Code.

(d) Neither Calando nor any Person on behalf of the Calando has waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which Calando may be held liable.

(e) Calando has not and will not be subject to accumulated earnings Tax contained in Sections 531 and 532 of the Code for periods ending on or before the Closing Date.

(f) Calando is not and has not been a party to any Tax allocation, Tax sharing or similar agreement or arrangement the principal purpose of which is or was the allocation of Tax liabilities computed on a consolidated, combined, unitary or similar basis among entities that have or will be required to compute their Tax liability by filing Tax Returns on such a basis, and has entered into no agreement pursuant to which it has indemnified any other Person for Taxes incurred by such Person.

(g) Calando (i) is not and has not been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or similar group of entities with which Calando, or was or may be required to join, for any taxable period in making a consolidated federal income Tax Return or other Tax Return in which Tax liability was or would be computed on a consolidated, combined, unitary or similar basis, and (ii) does not have and has not had a relationship to any other Person which would cause it to be liable for Tax liability of such other Person, including, without limitation, Tax payable by reason of contract, assumption, transferee liability, operation of Law, or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law).

(h) There is currently no limitation on the use of Tax attributes of Calando, including without limitation its net operating loss carryovers, under Sections 269, 382, 383, or 384 of the Code (and similar provisions of state, local or foreign Tax Law).

(i) Calando has not been a beneficiary of or participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was, is, or to the knowledge of Calando will ever be, required to be disclosed under Treasury Regulations Section 1.6011-4. No Tax Return filed by or on behalf of Calando has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law), and no Tax Return has been filed by or on behalf of Calando with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made.

(j) All Calando Stock Options (i) were granted in connection with the performance of “services” within the meaning of Section 83 of the Code and (ii) when granted did not have a “reasonably ascertainable fair market value” within the meaning of Treasury Regulations Section 1.83-7(b).

(k) Within the meaning of Section 280G of the Code and without regard to Sections 280G(b)(4)(A) and 280G(b)(5), Calando has not made any payments, is not obligated to make any payments, and is not a party to any contract, agreement, plan or arrangement requiring it to make payments to any Person that would be a parachute payment as a result of any event connected with the Merger or any other transaction contemplated by this Agreement, and Calando is not a party to any contract or agreement that will have continuing effect after the Closing Date that under certain circumstances could require any payment (or be deemed to give rise to any payment) that would be a parachute payment.

(l) Neither Calando nor any of its stockholders have taken any action or has Knowledge of any existing facts or circumstances that could, either alone or in combination with other events occurring on or before the Closing Date, cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(m) Calando has made available to Insert complete and accurate copies of all of the following materials: (i) all income Tax Returns filed by Calando that relate to taxable periods ending after December 31, 2005, (ii) all examination reports relating to Taxes of Calando as a result of audits, examinations or asserted failures to file Tax Returns or pay Taxes, and (iii) all statements of Taxes assessed against or agreed to by Calando since January 1, 2004 that were not shown on Tax Returns filed for the relevant taxable period by Calando before such assessment.

Section 4.23 Information Statement. The information provided by Calando to be included in the Information Statement to be delivered to stockholders of Insert and Calando (i) will not contain any untrue statement of material fact, or (ii) will not omit to state any material fact necessary in order to make the information contained in the Information Statement (in light of the circumstances under which the information was provided) not misleading.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by Insert Pending the Closing. Except for matters set forth in Section 5.1 of the Insert Schedule of Exceptions or otherwise contemplated by this Agreement, including without limitation, the Insert Recapitalization (or as required by any applicable foreign or domestic Law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree, treaty, convention, compact, protocol or arbitration award or finding (“Law”) or the regulations or requirements of any stock exchange or regulatory organization applicable to Insert), from the date of this Agreement to the Effective Time, Insert shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers, key employees (other than those employees identified by Insert as employees who may be terminated by the Surviving Corporation following the completion of the Merger) and key independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.1 of the Insert Schedule of Exceptions or otherwise contemplated by this Agreement, including without limitation, the Insert Recapitalization, from the date of this Agreement to the Effective Time, Insert shall not (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Insert), and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Calando, which consent shall not be unreasonably withheld or delayed:

(a) (i) except as deemed necessary to effectuate the Insert Recapitalization, amend or propose to amend Insert’s Certificate of Incorporation or Bylaws or similar governing documents, or materially amend or propose to materially amend any of Insert’s Subsidiaries’ certificate of incorporation or bylaws or similar governing documents, (ii) except as deemed necessary to effectuate the Insert Recapitalization, split, combine or reclassify their outstanding capital stock or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, shares of its capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to Insert or any of its Subsidiaries by a Subsidiary of Insert, (iv) merge or consolidate with any Person (other than a merger among wholly-owned Subsidiaries of Insert or a merger between Insert and its wholly-owned Subsidiaries) or (v) enter into any agreement with respect to the voting of its capital stock or other securities held by Insert or any of its Subsidiaries;

(b) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that Insert shall be permitted to consummate the Insert Recapitalization and except with respect to exercises or conversion of currently outstanding options, warrants or convertible securities;

(c) (i) except in connection with indebtedness for borrowed money from Arrowhead, issue any debt securities, incur, guarantee or otherwise become contingently liable with respect to any indebtedness for borrowed money, or enter into any arrangement having the economic effect of any of the foregoing (other than in connection with accounts payable in the ordinary course of business consistent with past practice), (ii) make any loans, advances or capital contributions to, or investments in, any Person (other than in the ordinary course of business consistent with past practice), (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the repurchase of shares from employees in connection with termination of employment contracts, (iv) make any material acquisition of any assets or businesses (including by merger, consolidation, acquisition of stock or assets, in-bound license transactions or otherwise), or (v) sell, pledge, assign, dispose of, transfer, lease, securitize or materially encumber any businesses or assets that are material to Insert and its Subsidiaries, taken as a whole (excluding Intellectual Property, which is addressed in Section 5.1(d));

(d) (i) sell, pledge, assign, dispose of, transfer, securitize, lease or materially encumber any material Insert owned Intellectual Property (“Insert Owned Intellectual Property”) or material Insert licensed Intellectual Property (“Insert Licensed Intellectual Property”), (ii) exclusively license, abandon or fail to maintain any material Insert Owned Intellectual Property or material Insert Licensed Intellectual Property, (iii) grant, extend, amend (except as required in the diligent prosecution of the material Insert Owned Intellectual Property), waive or modify any rights in or to any material Insert Owned Intellectual Property or material Insert Licensed Intellectual Property, (iv) fail to diligently prosecute Insert’s and its Subsidiaries’ material patent applications, or (v) fail to exercise a right of renewal or extension under any Insert material license (each, an “Insert Material License”);

(e) (i) accelerate, amend or change the period of exercisability or vesting of options, restricted stock or similar awards under any Insert stock plan, or (ii) authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date hereof; or

(f) agree, authorize or otherwise to take any of the foregoing actions.

Section 5.2 Conduct of Business by Calando Pending the Closing. Except for matters set forth in Section 5.2 of the Calando Schedule of Exceptions or otherwise contemplated by this Agreement (or as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Calando), from the date of this Agreement to the Effective Time, Calando shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers, key employees (other than those employees identified by Insert as employees who may be terminated by the Surviving Corporation following the completion of the Merger) and key independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.2 of the Calando Schedule of Exceptions or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, Calando shall not (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Calando), and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Insert, which consent shall not be unreasonably withheld or delayed:

(a) (i) except as deemed necessary to effectuate the filing of the Restated Calando Certificate, amend or propose to amend Calando’s Certificate of Incorporation or bylaws or similar governing documents, or materially amend or propose to materially amend any of Calando’s Subsidiaries’ certificate of incorporation or Bylaws or similar governing documents, (ii) except as deemed necessary to effectuate the Calando Recapitalization, split, combine or reclassify their outstanding capital stock or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, shares of its capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to Calando or any of its Subsidiaries by a Subsidiary of Calando, (iv) merge or consolidate with any Person (other than a merger among wholly-owned Subsidiaries of Calando or a merger between Calando and its wholly-owned Subsidiaries), or (v) enter into any agreement with respect to the voting of its capital stock or other securities held by Calando or any of its Subsidiaries;

(b) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that Calando shall be permitted to consummate the Calando Recapitalization and except with respect to exercises or conversion of currently outstanding options, warrants or convertible securities;

(c) (i) except in connection with indebtedness for borrowed money from Arrowhead, issue any debt securities, incur, guarantee or otherwise become contingently liable with respect to any indebtedness for borrowed money, or enter into any arrangement having the economic effect of any of the foregoing (other than in connection with accounts payable in the ordinary course of business consistent with past practice), (ii) make any loans, advances or capital contributions to, or investments in, any Person (other than in the ordinary course of business consistent with past practice), (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the repurchase of shares from employees in connection with termination of employment contracts, (iv) make any material acquisition of any assets or businesses (including by merger, consolidation, acquisition of stock or assets, in-bound license transactions or otherwise), or (v) sell, pledge, assign, dispose of, transfer, lease, securitize or materially encumber any businesses or assets that are material to Calando and its Subsidiaries, taken as a whole (excluding Intellectual Property, which is addressed in Section 5.2(d));

(d) (i) sell, pledge, assign, dispose of, transfer, securitize, lease or materially encumber any material Calando owned Intellectual Property (“Calando Owned Intellectual Property”) or material Calando licensed Intellectual Property (“Calando Licensed Intellectual Property”), (ii) exclusively license, abandon or fail to maintain any material Calando Owned Intellectual Property or material Calando Licensed Intellectual Property, (iii) grant, extend, amend (except as required in the diligent prosecution of the material Calando Owned Intellectual Property), waive or modify any rights in or to any material Calando Owned Intellectual Property or material Calando Licensed Intellectual Property, (iv) fail to diligently prosecute Calando’s and its Subsidiaries’ material patent applications, or (v) fail to exercise a right of renewal or extension under any Calando material license (each, a “Calando Material License”);

(e) (i) accelerate, amend or change the period of exercisability or vesting of options, restricted stock or similar awards under any Calando stock plan, or (ii) authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date hereof; or

(f) agree, authorize or otherwise to take any of the foregoing actions.

Section 5.3 No Solicitation by Insert or Calando. Neither Insert nor Calando will, nor will it authorize or permit any officer, director, employee, consultant, contractor, investment banker, attorney, accountant or other advisor or representative of an acquired entity to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Insert and Calando both agree that each shall notify the other Party of any Acquisition Proposal (including the material terms and conditions thereof and the identity of the Person making it) as promptly as practicable after its receipt thereof, and shall thereafter inform the other Party as soon as reasonably practicable after its receipt of any subsequent communications from or to the Person that made the Acquisition Proposal, including any material changes to the terms and conditions of such Acquisition

Proposal. Insert and Calando shall take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.3 of the obligations undertaken in this Section 5.3. “Acquisition Proposal” means an offer or proposal regarding any of the following (other than the Merger) involving either Insert or Calando: (a) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (b) any sale of shares of capital stock of either Insert or Calando, other than (i) the exercise of Insert Stock Options outstanding under the Insert Option Plan immediately prior to the Effective Time, (ii) the exercise of Calando Stock Options outstanding under the Calando Option Plan immediately prior to the Effective Time and (iii) the consummation of the Calando Recapitalization and Insert Recapitalization; (c) any sale, lease exchange, mortgage, pledge, transfer or other disposition of all or a material portion of the assets of either Insert or Calando in a single transaction or series of related transactions; (d) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding capital stock of either Insert or Calando or the filing of a registration statement under the Securities Act in connection therewith; or (e) any public announcement of a proposal plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Section 5.4 Access to Information. Calando and its Subsidiaries, on the one hand, and Insert and its Subsidiaries, on the other hand, shall each afford to the other and its representatives reasonable access during normal business hours upon reasonable notice throughout the period prior to the Effective Time to their respective officers, employees, representatives, properties, books, contracts, commitments, files and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel as the other Party shall reasonably request.

Section 5.5 Employee Benefits.

(a) From and after the Effective Time, Calando’s Employee Plans shall remain in effect with respect to employees of Calando (or its Subsidiaries) covered by such plans at the Effective Time until such time as Insert shall, subject to applicable Law, the terms of this Agreement and the terms of such plans, either transfer employees and former employees of Calando and its Subsidiaries (“Transferred Employees”) to existing benefit plans of Insert or adopt new benefit plans with respect to such Transferred Employees (the “Transferred Employee Plans”). Prior to the Effective Time, Calando and Insert shall cooperate in reviewing, evaluating and analyzing Calando’s Employee Plans and Insert’s Employee Plans with a view towards determining appropriate Transferred Employee Plans. Insert will, and will cause its Subsidiaries to, with respect to all Transferred Employee Plans, (i) to the extent permitted under the Transferred Employee Plans, provide each employee of Calando or its Subsidiaries with service or other credit for all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of Calando or its Subsidiaries under any Transferred Employee Plan that is a welfare plan that such employees may be eligible to participate in after the Effective Time, to the extent that such employee would receive credit for such conditions under the corresponding Calando welfare plan in which any such employee participated immediately prior to the Effective Time, (ii) to the extent permitted under the Transferred Employee Plans, provide each employee of Calando or its Subsidiaries with credit for any co-payments and deductibles paid in satisfying any applicable deductible or out-of-pocket requirements under any Transferred Employee Plan that is a welfare plan that such employees are eligible to participate in after the Effective Time, to the extent that such employee would have received credit for such co-payment or deductible under the corresponding Calando welfare plan in which the applicable employee participated immediately prior to the Effective Time, (iii) provide each employee with credit for all service with Calando and its Subsidiaries for purposes of eligibility, vesting and benefit accruals (but not for benefit accruals under any defined benefit pension plan of Insert) under each employee benefit plan, program, or arrangement of Insert or its Subsidiaries in which such employees are eligible to participate after the Effective Time (including any Transferred Employee Plan), and (iv) provide benefits under medical, dental, vision and similar health and welfare plans that are in the aggregate no less favorable than those provided to similarly situated employees of Insert and its Subsidiaries; provided, however, that, with respect to clause (iii), in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

(b) The foregoing notwithstanding, Insert shall, and shall cause its Subsidiaries to, honor in accordance with their terms all benefits accrued through the Effective Time under Calando’s Employee Plans or under other contracts, arrangements, commitments, or understandings described in the Calando Schedule of Exceptions. In addition, Insert shall, and shall cause its Subsidiaries to, honor in accordance with their existing terms each employment, severance, and salary continuation agreement between Calando and any of its employees.

Section 5.6 Expenses and Fees. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses in the event the Merger is not consummated. In the event the Merger is consummated, the Surviving Corporation will pay costs and expenses incurred by Calando and Insert in connection with this Agreement and the transactions contemplated hereby.

Section 5.7 Agreement to Cooperate.

(a) Insert and Calando shall each use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things reasonably necessary and proper under applicable Law to consummate and make effective the transactions contemplated hereby as promptly as reasonably practicable, (ii) obtain from any Governmental Entity or any other third Person any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Insert or Calando or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) as promptly as reasonably practicable, make all reasonably necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under any other applicable federal or state securities Laws and any other applicable Law. Insert and Calando shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Calando and Insert shall use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) Each of Calando and Insert shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third Person consents that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Calando Schedule of Exceptions or Insert Schedule of Exceptions, as the case may be, or (iii) required to prevent a Calando Material Adverse Effect or a Insert Material Adverse Effect from occurring prior to or after the Effective Time. If any Party shall fail to obtain any consent from a third Person described in this Section 5.7(b), such Party will use its commercially reasonable efforts, and will take any such commercially reasonable actions requested by the other Party hereto, to limit the adverse affect upon Insert and Calando, their respective Subsidiaries, and their respective businesses resulting, or that could reasonably be expected to result after the consummation of the Merger or the Effective Time, from the failure to obtain such consent.

(c) Calando and Insert shall promptly (and, in any event, within two (2) business days) advise the other orally and in writing of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Calando Material Adverse Effect or a Insert Material Adverse Effect, respectively. Insert shall give prompt notice to Calando, and Calando shall give prompt notice to Insert, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. No such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement; provided, however, that the recipient of such notice shall, within a five (5) day period following the receipt of such notice, use its commercially reasonable efforts to engage in good faith discussions with the notifying Party regarding such notification and the facts and circumstances set forth therein.

Section 5.8 Reorganization.

(a) Each of Calando and Insert shall use its commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Calando nor Insert, nor their respective Subsidiaries shall take, or agree to take, any action that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. Unless required by Law, the Parties will not take any Tax reporting position inconsistent with the characterization of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

(b) Calando or other members of Calando’s “qualified group” (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)) shall either continue the historic business of Insert or use a significant portion of Insert’s historic business assets in a business, both within the meaning of Treasury Regulation Section 1.368-1(d).

Section 5.9 Control of Other Party’s Business. Nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the operations of any other Party prior to the consummation of the Merger. Prior to the consummation of the Merger each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.10 Confidentiality. The Parties acknowledge that Calando and Insert have previously executed a mutual confidential disclosure agreement dated November 1, 2007 (the “Nondisclosure Agreement”), which Nondisclosure Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

Section 5.11 Public Disclosure. Unless otherwise contemplated or permitted by this Agreement, Calando and Insert shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed).

Section 5.12 Blue Sky Laws. Insert shall take such steps as may be necessary to comply with the securities and blue sky Laws of all jurisdictions applicable to the issuance of the Insert Common Stock in connection with the Merger. Calando shall use its commercially reasonable efforts to assist Insert to comply with the securities and blue sky Laws of all jurisdictions applicable to the issuance of Insert Common Stock in connection with the Merger.

Section 5.13 Recapitalizations.

(a) Calando Recapitalization. Upon receipt of the written consents of the Calando stockholders required to effect the Calando Recapitalization, Calando shall cause the Calando Recapitalization to be adopted and implemented by its Board of Directors and requisite stockholders and shall file a copy of the Calando Amended and Restated Certificate of Incorporation, in the form attached hereto as Exhibit E (the “Restated Calando Certificate”), effecting the Calando Recapitalization, with the Secretary of State of the State of Delaware.

(b) Insert Recapitalization. Upon receipt of the written consents of the Insert stockholders required to effect the Insert Recapitalization, Insert shall cause the Insert Recapitalization to be adopted and implemented by its board of directors and requisite stockholders and shall file a copy of the Insert Amended and Restated Certificate of Incorporation, in the form attached hereto as Exhibit F (the “Restated Insert Certificate”), effecting the Insert Recapitalization with the Secretary of State of the State of Delaware.

Section 5.14 Termination and Amendment of Financing Agreements.

(a) Calando Financing Agreements. Immediately prior to the Closing, the Calando Financing Agreements shall be terminated pursuant to the terms of a financing termination agreement, substantially in the form attached hereto as Exhibit G (the “Calando Financing Termination Agreement”).

(b) Insert Financing Agreements. Prior to the Closing, the Insert Financing Agreements shall be terminated (other than the Existing Insert Investors’ Rights Agreement, which shall be amended and restated as provided herein) pursuant to the terms of a financing termination agreement, substantially in the form attached hereto as Exhibit H (the “Insert Financing Termination Agreement”).

(c) Insert Amended and Restated Investors’ Rights Agreement. Immediately prior to the Closing, holders of Calando Common Stock issued in connection with the Calando Recapitalization and holders of Insert Common Stock issued in connection with the Insert Recapitalization shall enter into and become parties to the Insert Amended and Restated Investors’ Rights Agreement attached hereto as Exhibit D.

(d) Amendment of Insert Series D Preferred Stock Warrants. Prior to the Closing, Insert and the requisite holders of outstanding warrants to purchase up to 4,285,473 shares of Insert Series D Preferred Stock (the “Insert Series D Preferred Stock Warrants”)(which such Insert Series D Preferred Stock Warrants shall, pursuant to their terms, be exercisable for up to 4,285,472 shares of Insert Common Stock following the completion of the Insert Recapitalization) shall amend the Insert Series D Preferred Stock Warrants to adjust the exercise price therein in accordance with the terms and provisions of an Amendment to Subscription Agreement and Warrant, substantially in the form attached hereto as Exhibit I (the “Warrant Amendment Agreement”).

Section 5.15 Information Statement. Immediately following the execution of this Agreement, Insert and Calando shall (i) deliver the Information Statement to the stockholders of Insert and Calando for the purpose of soliciting written consents approving the principal terms of the Merger and the other transactions contemplated by this Agreement (including the Insert Recapitalization and Calando Recapitalization, as the case may be) and (ii) use all commercially reasonable efforts to obtain written consents from the Calando stockholders, including without limitation the approval of the majority of the Disinterested Calando Stockholders, and the Insert stockholders in connection with the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the Parties hereto:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which could reasonably be expected to have a Material Adverse Effect on Calando or Insert, either individually or combined with the Surviving Corporation after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(b) Governmental Approval. Calando and Insert shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including, such approvals, waivers and consents under the Securities Act and under state blue sky Laws, other than (i) such consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings which are not required to be obtained prior to the Closing, (ii) such filings as are required pursuant to applicable federal and state securities Laws and blue sky Laws, which filings will be effected within the required statutory period, and (iii) filings and approvals if the failure to make such filing or obtain such approval, waiver or consent could not reasonably be expected to have a Material Adverse Effect on Insert after the Effective Time.

(c) Insert Amended and Restated Investors’ Rights Agreement. Holders of Calando Common Stock issued in connection with the Calando Recapitalization and holders of Insert Common Stock issued in connection with the Insert Recapitalization shall have entered into and become parties to the Insert Amended and Restated Investors’ Rights Agreement attached hereto as Exhibit D.

(d) Stockholder Approval. Approval required to be obtained from the Calando stockholders, including without limitation the approval of the majority of the Disinterested Calando Stockholders, and the Insert stockholders in connection with the Merger and the other transactions contemplated by this Agreement.

Section 6.2 Additional Conditions to the Obligations of Calando. The obligations of Calando to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Calando:

(a) Performance of Obligations; Representations and Warranties. Insert shall have performed, and complied in all material respects with, each of its covenants, obligations and conditions contained in this Agreement required to be performed and complied with on or prior to the Effective Time, each of the representations and warranties of Insert contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Calando shall have received a certificate signed on behalf of Insert by its appropriate officers to such effect.

(b) Dissenting Insert Shares. The sum of the number of shares of Insert capital stock that are Dissenting Insert Shares and the number of shares of Insert capital stock that may in the future become Dissenting Insert Shares shall not exceed two percent (2%) of the number of shares of Insert capital stock outstanding immediately prior to the Effective Time.

(c) Third Party Consents. All consents or approvals required to be obtained by Insert in connection with the Merger and the other transactions contemplated by this Agreement as set forth on Schedule 6.2(c) shall have been obtained and shall be in full force and effect.

(d) No Material Adverse Change. There shall not have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations of Insert, taken as a whole, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Insert.

(e) Insert Recapitalization. Insert shall have completed the Insert Recapitalization and shall have provided Calando with a certified copy of the Restated Insert Certificate effecting the Insert Recapitalization, as filed with the Secretary of State of the State of Delaware.

(f) Termination of Insert Financing Agreements. Insert shall have terminated the Insert Financing Agreements (other than the Existing Insert Investors’ Rights Agreement, which shall be amended and restated as provided herein) pursuant to the terms of the Insert Financing Termination Agreement.

(g) Warrant Amendment Agreement. Insert and the requisite holders of the Insert Series D Preferred Stock Warrants shall have amended the Insert Series D Preferred Stock Warrants pursuant to the terms of the Warrant Amendment Agreement.

Section 6.3 Additional Conditions to the Obligations of Insert. The obligations of Insert to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Insert:

(a) Performance of Obligations; Representations and Warranties. Calando shall have performed, and complied in all material respects with, each of its covenants, obligations and conditions contained in this Agreement required to be performed and complied with on or prior to the Effective Time, each of the representations and warranties of Calando contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Insert shall have received a certificate signed on behalf of Calando by its appropriate officers to such effect.

(b) Third Party Consents. All consents or approvals required to be obtained by Calando in connection with the Merger and the other transactions contemplated by this Agreement as set forth on Schedule 6.3(b) shall have been obtained and shall be in full force and effect.

(c) No Material Adverse Change. There shall not have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations of Calando, taken as a whole, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Calando.

(d) Calando Recapitalization. Calando shall have completed the Calando Recapitalization and shall have provided Insert with a certified copy of the Restated Calando Certificate effecting the Calando Recapitalization, as filed with the Secretary of State of the State of Delaware.

(e) Termination of Calando Financing Agreements. Calando shall have terminated the Calando Financing Agreements pursuant to the terms of the Calando Financing Termination Agreement.

(f) Dissenting Calando Shares. The sum of the number of shares of Calando capital stock that are Dissenting Calando Shares and the number of shares of Calando capital stock that may in the future become Dissenting Calando Shares shall not exceed two percent (2%) of the number of shares of Calando capital stock outstanding immediately prior to the Effective Time.

(g) FIRPTA Certificate. Insert shall have delivered to Calando a properly executed Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA”) notification letter, which states that shares of Insert’s capital stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Calando’s obligations under Treasury Regulations Section 1.1445-2(c)(3) and a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), along with written authorization for Calando to deliver such notice form to the Internal Revenue Service on behalf of the Company, substantially in the form attached hereto as Exhibit J (the “FIRPTA Certificate”).

(h) Amended Capital Agreement. Calando and Arrowhead shall have entered into that certain Amendment No. 1 to Agreement to Provide Capital, in substantially the form attached hereto as Exhibit K (the “Amended Capital Agreement”), and such Amended Capital Agreement shall remain in force and effect as of the Closing Date.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Calando or Insert:

(a) by mutual written consent of Calando and Insert;

(b) by Calando if (i) any representation or warranty of Insert contained in this Agreement shall be materially inaccurate or shall have been breached in any material respect as of the date of this Agreement, or shall have become materially inaccurate or shall be breached in any material respect as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all materiality qualifications and similar qualifications contained or incorporated directly or indirectly in such representations and warranties shall be disregarded, and (B) any update of or modification to the Insert Schedule of Exceptions made or purported to have been made after the date of this Agreement shall be disregarded) or (ii) any of the covenants or obligations of Insert contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in or breach of any representation or warranty of Insert as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Insert is curable by Insert through the use of commercially reasonable efforts during the ten (10) business day period commencing on the date Calando notifies Insert in writing of the existence of such inaccuracy or breach, then Calando may terminate this Agreement under this Section 7.1(b) as a result of such inaccuracy or breach only after the expiration of such ten (10) business day period, provided Insert continues to exercise commercially reasonable efforts to cure such inaccuracy or breach during such ten (10) business day period;

(c) by Insert if (i) any representation or warranty of Calando contained in this Agreement shall be materially inaccurate or shall have been breached in any material respect as of the date of this Agreement, or shall have become materially inaccurate or shall be breached in any material respect as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all materiality qualifications and similar qualifications contained or incorporated directly or indirectly in such representations and warranties shall be disregarded, and (B) any update of or modification to the Calando Schedule of Exceptions made or purported to have been made after the date of this Agreement shall be disregarded) or (ii) any of the covenants or obligations of Calando contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in or breach of any representation or warranty of Calando as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Calando is curable by Calando through the use of commercially reasonable efforts during the ten (10) business day period commencing on the date Insert notifies Calando in writing of the existence of such inaccuracy or breach, then Insert may terminate this Agreement under this Section 7.1(c) as a result of such inaccuracy or breach only after the expiration of such ten (10) business day period, provided Calando continues to exercise commercially reasonable efforts to cure such inaccuracy or breach during such ten (10) business day period; or

(d) by either Calando or Insert if the Merger has not been effected on or prior to the close of business on February 29, 2008; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any Party (A) whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, resulted in, or contributed to, the failure of the Merger to have occurred on or prior to the aforesaid date or (B) who has failed to comply in all material respects with any of its covenants or agreements contained in this Agreement, which failure to comply has not been cured.

Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Calando or Insert, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of Calando, Insert or their respective officers or directors (except for Section 5.6, Section 5.10, Section 5.11 and the entirety of Article VIII, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any Party hereto from any liability for any breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Notices. All notices and other communications shall be in writing and shall be deemed duly delivered (i) upon receipt if delivered personally; (ii) one (1) business day after it is sent by commercial overnight courier service; or (iii) upon transmission if sent via facsimile with confirmation of receipt to the Parties at the following address (or at such other address for a Party as shall be specified upon like notice:

(a)	if to Calando, to:

Calando Pharmaceuticals Inc.

129 N. Hill Ave., Suite 104

Pasadena, CA 91106

Attention: Chief Executive Officer

Fax: (626) 683-7220

Tel: (626) 683-7200

with a copy to:

Morrison & Foerster LLP

12531 High Bluff Drive

San Diego, CA 92130

Attention: Jay de Groot, Esq.

Fax: (858) 720-5125

Tel: (858) 720-5100

(b)	if to Insert, to:

Insert Therapeutics, Inc.

129 N. Hill Ave., Suite 104

Pasadena, CA 91106

Attention: Chief Executive Officer

Fax: (626) 683-7220

Tel: (626) 683-7200

with a copy to:

Anglin, Flewelling, Rasmussen, Campbell & Trytten LLP

199 South Los Robles, Suite 600

Pasadena, CA 91101

Attention: John M. Anglin, Esq.

Fax: (626) 577-7764

Tel: (626) 535-1900

Section 8.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed by facsimile signature.

Section 8.3 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules hereto, the Insert Schedule of Exceptions and the Calando Schedule of Exceptions (a) together constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, except for the Nondisclosure Agreement, which shall continue in full force and effect, and shall survive the Closing, in accordance with its terms; and (b) other than as expressly provided in this Agreement, are not intended to confer upon any other Person any rights or remedies hereunder and shall not be assigned by operation of Law or otherwise without the written consent of the other Party.

Section 8.4 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal Laws of California, without regard applicable principles of conflicts of Law. Subject to Section 8.8 below, each of the Parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the County of Los Angeles, California in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the Laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

Section 8.6 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, captions and headings contained in this Agreement are solely for convenience of reference and shall not be used to interpret or construe this Agreement. Any references in this Agreement to “herein,” “hereto,” “herewith” or “hereunder” shall be to this Agreement as a whole. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All Parties have participated in the negotiation and review of this Agreement and no provision of this Agreement shall be construed more strictly against any Party. All remedies hereunder are cumulative, except as otherwise provided in this Agreement.

Section 8.7 Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the Party to be charged with such waiver. The failure of a Party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that Party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

Section 8.8 Waiver of Jury Trial. The Parties each hereby agree to waive their respective rights to jury trial of any dispute based on or arising out of this Agreement or any other agreement relating hereto or any dealings among them with respect to the transactions. The scope of this waiver is intended to be all encompassing of any and all Actions that may be filed in any court and that relate to the subject matter of the transactions contemplated by this Agreement, including contract claims, tort claims, breach of duty claims and all other common Law and statutory claims. The Parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on this waiver in their related future dealings. Each Party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. Notwithstanding anything to the contrary herein, this waiver is irrevocable, meaning that it may not be modified orally or in writing and the waiver shall apply to any amendments, renewals, supplements, or modifications to this Agreement or to any other documents or agreements relating hereto. In the event of an Action, this Agreement may be filed as a written consent to trial by court.

Section 8.9 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in front of a sole arbitrator administered by the American Arbitration Association in accordance with its commercial rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator appointed under this Section 8.9 shall be qualified by education or experience in the subject matter of the submitted dispute. The place of the arbitration shall be the County of Los Angeles, California. The non-prevailing Party in the arbitration shall pay the fees and expenses of the arbitrator and the costs of arbitration and the enforcement of any award rendered therein, including attorney’s fees and expenses of the prevailing Party.

Section 8.10 Non-Survival of Representations and Warranties. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.10 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

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IN WITNESS WHEREOF, Insert and Calando have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized all as of the date first written above.

INSERT THERAPEUTICS, INC.

By:	/s/ Larry G. Stambaugh

Print Name:	Larry G. Stambaugh

Title:	President and Chief Executive Officer

CALANDO PHARMACEUTICALS INC.

By:	/s/ Larry G. Stambaugh

Print Name:	Larry G. Stambaugh

Title:	President and Chief Executive Officer

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